Exhibit 10.7

THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF REGISTRATION OF THE RESALE THEREOF UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY IN FORM, SCOPE AND SUBSTANCE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

WORKING CAPITAL PROMISSORY NOTE

Principal Amount: Up to $500,000 (as set forth on the Schedule of Borrowings attached hereto as Exhibit A)	Dated as of September 8, 2023

APX Acquisition Corp. I, a Cayman Islands exempted company (the “Maker”), promises to pay to the order of Templar, LLC, or its registered assigns or successors in interest (the “Payee”), or order, the principal sum of up to Five Hundred Thousand Dollars ($500,000); (as set forth on the Schedule of Borrowings attached hereto as Exhibit A, which schedule shall be updated from time to time by the parties hereto to reflect all prior and current advances and re-advances outstanding under this Note;) in lawful money of the United States of America, on the terms and conditions described below. All payments on this promissory note (the “Note”) shall be made by check or wire transfer of immediately available funds or as otherwise determined by the Maker to such account as the Payee may from time to time designate by written notice in accordance with the provisions of this Note.

1.

Principal. The outstanding principal balance of this Note shall be payable promptly after the date on which the Maker consummates an initial business combination (a “Business Combination”) with a target business (the “Maturity Date”) as described in the Maker’s initial public offering prospectus dated December 6, 2021 (the “Prospectus”). The principal balance may be prepaid at any time. Under no circumstances shall any individual, including but not limited to any officer, director, employee, partner, member or shareholder of Maker, be obligated personally for any obligations or liabilities of Maker hereunder. Payee understands that if a Business Combination is not consummated, this Note will not be repaid and all amounts owed hereunder will be forgiven except to the extent that Maker has sufficient funds available to it to repay any amounts outstanding hereunder.

2.

Conversion at Option of the Payee. At any time and from time to time, at the option of the Payee, all or a portion of any unpaid and outstanding principal balance of this Note, subject to this Section 2, may be convertible into one or more private placement warrants of the Maker (the “Private Warrants”), with each $1.00 of unpaid and outstanding principal balance of this Note being convertible into one Private Warrant (a “Conversion”). Each Private Warrant, when and if transferred to Payee, will entitle the Payee to purchase one Class A ordinary share of the Maker, par value $0.0001 per share (each, an “Ordinary Share”), at an exercise price of $11.50 per Ordinary Share, subject to adjustment, and will otherwise have the terms set forth in that certain Warrant Agreement, attached as Exhibit B hereto, entered into by the Maker and Continental Stock Transfer & Trust Company on December 9, 2021 (the “IPO Closing Date”) at the consummation of the Maker’s initial public offering of the Maker’s units (the “IPO”). The Payee acknowledges and agrees that the Private Warrants, when and if transferred to Payee, will be subject to the terms of a letter agreement

(the “Letter Agreement”), attached as Exhibit C hereto, entered into by the Maker, the sponsor and certain other parties thereto. The certificate or certificates for the Private Warrants transferred to Payee upon Conversion, and any Ordinary Shares into which they are exercised, shall bear such restrictive legends as are customary pursuant to applicable state and federal securities laws. In no event shall more than 500,000 Private Warrants be transferred as a result of one or more Conversions.

(a)

Effect of Conversion. If the Maker timely receives notice of the Payee’s intention to convert this Note at least one business day prior to the closing of a Business Combination, this Note shall be deemed to be converted on the date the Business Combination closes. At its expense, the Maker will, as soon as practicable after receiving this Note for cancellation after the closing of a Business Combination (assuming receipt of timely notice of conversion), transfer and cause to be issued and delivered to Payee, at Payee’s address set forth on the signature page hereto or such other address requested by Payee, a certificate or certificates for the number of Private Warrants to which Payee is entitled upon such conversion (bearing such restrictive legends as are customary pursuant to applicable state and federal securities laws).

3.	Interest. No interest shall accrue on the unpaid principal balance of this Note.

4.

Drawdown Requests. The Maker and the Payee agree that the Maker may request up to Five Hundred Thousand Dollars ($500,000) in the aggregate for costs and expenses reasonably related to the Maker’s working capital needs prior to the consummation of the Business Combination. The principal amount of this Note may be drawn down from time to time prior to the Maturity Date, upon written request from the Maker to the Payee (each, a “Drawdown Request”). Each Drawdown Request must state the amount to be drawn down, and must not be an amount less than One Thousand Dollars ($1,000) unless agreed to by the Payee in its sole discretion. The Payee shall fund each Drawdown Request no later than three business days after receipt of a Drawdown Request; provided, however, that the maximum amount of drawdowns outstanding under this Note at any one time may not exceed Five Hundred Thousand Dollars ($500,000). No fees, payments or other amounts shall be due to the Payee in connection with, or as a result of, any Drawdown Request by the Maker.

5.

Application of Payments. All payments shall be applied first to payment in full of any costs incurred in the collection of any sum due under this Note, including (without limitation) reasonable attorney’s fees, then to the reduction of the unpaid principal balance of this Note.

6.	Events of Default. The following shall constitute an event of default (“Event of Default”):

(a)	Failure to Make Required Payments. Failure by Maker to pay the principal of this Note within five (5) business days following the Maturity Date.

(b)

Voluntary Bankruptcy, Etc. The commencement by Maker of a voluntary proceeding relating to its respective bankruptcy, insolvency, reorganization, rehabilitation or other similar action, or the consent by it to the appointment of, or taking possession by, a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for Maker, as applicable, or for any substantial part of its respective property, or the making by the Maker of any assignment for the benefit of creditors, or the failure of Maker generally to pay its respective debts as such debts become due, or the taking of corporate action by Maker in furtherance of any of the foregoing.

(c)

Involuntary Bankruptcy, Etc. The entry of a decree or order for relief by a court having jurisdiction in the premises in respect of Maker in an involuntary case under any applicable bankruptcy, insolvency or similar law, for the appointing of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) for Maker or for any substantial part of its respective property, or ordering the winding-up or liquidation of the affairs of Maker, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days.

7.	Remedies.

(a)

Upon the occurrence of an Event of Default specified in Section 6(a) hereof, Payee may, by written notice to Maker, declare this Note to be due immediately and payable, whereupon the unpaid principal amount of this Note, and all other amounts payable hereunder, shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the documents evidencing the same to the contrary notwithstanding.

(b)

Upon the occurrence of an Event of Default specified in Sections 6(b) and 6(c), the unpaid principal balance of this Note, and all other sums payable with regard to this Note, shall automatically and immediately become due and payable, in all cases without any action on the part of Payee.

8.

Waivers. Maker and all endorsers and guarantors of, and sureties for, this Note waive presentment for payment, demand, notice of dishonor, protest, and notice of protest with regard to this Note, all errors, defects and imperfections in any proceedings instituted by Payee under the terms of this Note, and all benefits that might accrue to Maker by virtue of any present or future laws exempting any property, real or personal, or any part of the proceeds arising from any sale of any such property, from attachment, levy or sale under execution, or providing for any stay of execution, exemption from civil process, or extension of time for payment; and Maker agrees that any real estate that may be levied upon pursuant to a judgment obtained by virtue hereof, on any writ of execution issued hereon, may be sold upon any such writ in whole or in part in any order desired by Payee.

9.

Unconditional Liability. Maker hereby waives all notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Note, and agrees that its liability shall be unconditional, without regard to the liability of any other party, and shall not be affected in any manner by any indulgence, extension of time, renewal, waiver or modification granted or consented to by Payee, and consents to any and all extensions of time, renewals, waivers, or modifications that may be granted by Payee with respect to the payment or other provisions of this Note, and agrees that additional makers, endorsers, guarantors, or sureties may become parties hereto without notice to Maker or affecting Maker’s liability hereunder.

10.

Notices. Any notice called for hereunder shall be deemed properly given if (i) sent by certified mail, return receipt requested, (ii) personally delivered, (iii) dispatched by any form of private or governmental express mail or delivery service providing receipted delivery or (iv) sent by facsimile, (v) by electronic mail, to the electronic mail address most recently provided or such other electronic mail address as may be designated in writing, in each case, by either Maker or Payee to the other party or (vi) to the following addresses or to such other address as either party may designate by notice in accordance with this Section 10:

If to Maker:

APX Acquisition Corp. I
Juan Salvador Agraz 65

Contadero, Cuajimalpa de Morelos

05370, Mexico City, Mexico

Attn: Daniel Braatz

Chief Executive Officer

If to Payee:

Templar, LLC

714 Westview Avenue

Nashville, TN 37205

Attn: Kyle Bransfield

Notice shall be deemed given on the earlier of (i) actual receipt by the receiving party, (ii) the date shown on a facsimile transmission confirmation, (iii) the date reflected on a signed delivery receipt, or (iv) two (2) business days following tender of delivery or dispatch by express mail or delivery service.

11.	Construction. THIS NOTE SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAW PROVISIONS THEREOF.

12.

Jurisdiction. The parties hereto consent to the jurisdiction and venue of any state or federal court located in the City of New York, State of New York, for purposes of resolving any disputes hereunder. AS TO ANY CLAIM, CROSS-CLAIM OR COUNTERCLAIM IN ANY WAY RELATING TO THIS NOTE, EACH PARTY WAIVES THE RIGHT TO TRIAL BY JURY.

13.

Severability. Any provision contained in this Note which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

14.

Trust Waiver. Payee has read the Prospectus and understands that the Maker has established the trust account described in the Prospectus (the “Trust Account”), initially in an amount of approximately $175,950,000 for the benefit of the public stockholders and the underwriters of the Maker’s initial public offering pursuant to the certain investment management trust agreement, dated as of December 6, 2021, between the Maker and Continental Stock Transfer & Trust Company (the “Trust Agreement”) and that, except for certain exceptions described in the Prospectus, the Maker may disburse monies from the Trust Account only for the purposes set forth in the Trust Agreement.

Notwithstanding anything herein to the contrary, Payee hereby agrees that it does not have any right, title, interest or claim of any kind in or to any monies in the Trust Account and hereby agrees that it will not seek recourse against the Trust Account for any claim it may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Maker; provided that (a) nothing herein shall serve to limit or prohibit Payee’s right to pursue a claim against the Maker for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions contemplated hereby (including a claim against the Maker to specifically perform its obligations under this Note) so long as such claim would not affect the Maker’s ability to fulfill its obligation to effectuate any redemption, and (b) nothing herein shall serve to limit or prohibit any claims that Payee may have in the future against the Maker’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account to Maker upon completion of the Business Combination and any assets that have been purchased or acquired with any such funds).

15.	Amendment; Waiver. Any amendment hereto or waiver of any provision hereof may be made with, and only with, the written consent of the Maker and the Payee.

16.

Assignment. No assignment or transfer of this Note or any rights or obligations hereunder may be made by any party hereto (by operation of law or otherwise) without the prior written consent of the other party hereto and any attempted assignment without the required consent shall be void.

[signature page follows]

IN WITNESS WHEREOF, Maker, intending to be legally bound hereby, has caused this Note to be duly executed on the day and year first above written.

APX ACQUISITION CORP. I

By:	/s/ Kyle Bransfield
Name:	Kyle Bransfield
Title:	Chief Executive Officer

Accepted and Agreed: TEMPLAR, LLC

By:	/s/ Kyle Bransfield
Name:	Kyle Bransfield
Title:	Authorized Person

EXHIBIT A

SCHEDULE OF BORROWINGS

The following increases or decreases in this Promissory Note have been made:

Date of Increase or Decrease	Amount of decrease in Principal Amount of this Promissory Note	Amount of increase in Principal Amount of this Promissory Note	Principal Amount of this Promissory Note following such decrease or increase

EXHIBIT B

WARRANT AGREEMENT

EXHIBIT C

LETTER AGREEMENT